Exhibit 99.1

News Release

Newell Brands Announces Fourth Quarter and

Full Year 2017 Results

Strong Operating Cash Flow of $990 Million

Reported EPS $3.38; Normalized EPS $0.68

Repaid $1.4 Billion in Debt and Returned $581 Million

to Shareholders in 2017

Accelerated Transformation Underway

HOBOKEN, NJ – February 16, 2018 – Newell Brands Inc. (NYSE: NWL) today announced its fourth quarter and full year 2017 financial results.

Fourth Quarter 2017 Executive Summary

•	Net sales were $3.7 billion, a 9.5 percent decline versus prior year, primarily reflecting the negative impact from divestitures, net of acquisitions; core sales declined 1.9 percent.

•	Reported diluted earnings per share were $3.38 compared with $0.34 in the prior year, with the increase largely attributable to a one-time tax benefit as a result of the Tax Cuts and Jobs Act in the U.S. Pre-tax profit reflected cost synergies and contributions from acquisitions, offset by lost earnings from divested businesses, lower sales volume, unfavorable pricing and commodity cost inflation.

•	Normalized diluted earnings per share were $0.68 compared with $0.80 in the prior year, as cost synergies, contributions from acquisitions and the benefits of a lower tax rate were offset by lost earnings from divested businesses, lower core sales volume, negative pricing, commodity cost inflation and a higher share count. Normalized diluted earnings per share is a non-GAAP measure that excludes certain items described below.

•	Reported operating margin was 8.6 percent; normalized operating margin was 13.4 percent.

•	Operating cash flow was $990 million, compared with $992 million in the prior year, as the impact of lower earnings, largely due to divestitures, was offset by favorable working capital movement.

•	Grew global e-commerce sales by more than 25 percent. E-commerce represents 11 percent of net sales and has an accretive operating margin.

•	Returned $264 million to shareholders in the form of dividends and share repurchases.

•	U.S. market share increased over 100 basis points in Writing, Home Fragrance, Baby, Outdoor & Recreation equipment, Food Storage, Fishing and Team Sports.

•	Strengthened the company’s balance sheet and improved financial flexibility, having paid down $1.4 billion in debt in 2017.

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•	Reaffirmed 2018 full year outlook for core sales growth, including the headwind from continued retailer inventory reductions and transitory customer disruptions in Baby and Writing; normalized earnings per share of $2.65 to $2.85; and operating cash flow of $1.15 billion to $1.45 billion. The company’s guidance for 2018 assumes continued ownership of all businesses for the entire calendar year.

“Our fourth quarter results were in-line with those we announced earlier. We had a particularly good outcome on cash flow but work to do on our other metrics,” said Michael Polk, Newell Brands Chief Executive Officer. “The entire Board and management team recognize what needs to be done and we have taken decisive action to deliver the results and value our shareholders expect. In the fourth quarter, we generated approximately $1 billion of operating cash flow, strengthened our balance sheet and reduced debt. Over the course of 2017, we drove more than 25 percent e-commerce growth and increased market share across our portfolio – all while returning $581 million in capital to our shareholders. While strong retailer headwinds and increased inflation compromised our plans for margin development, our brand, design, innovation and e-commerce strategies are gaining momentum and delivering competitive results. In our first year together as a new organization, we have developed a set of winning capabilities designed to build leading brands and win in growing customers and channels. We are solidly positioned as we head into 2018 to deal with the continued retail landscape challenges ahead.”

Mr. Polk continued, “We are committed to building a leading consumer goods company that delivers strong results and significant value for our shareholders. Our accelerated transformation strategy is underway and will result in a simpler, faster and stronger Newell Brands with an $11 billion portfolio of leading consumer brands responsive to our advantaged capabilities in design, innovation, brand development and e-commerce. We expect our portfolio optimization work to generate approximately $6 billion in after tax proceeds, with roughly two-thirds of those proceeds to be used for debt reduction and one-third available for additional share repurchase. Accelerating our transformation, in combination with cash flow generation and margin improvement, will position us to win in the marketplace and deliver on the significant value creation opportunity inherent in Newell Brands.”

Acceleration of Transformation Plan Underway

On January 25, 2018, Newell Brands announced a series of strategic initiatives to accelerate the company’s transformation plan, improve operational performance and enhance shareholder value:

•	Newell Brands will focus its portfolio on nine core consumer divisions with approximately $11 billion in net sales and $2 billion of EBITDA.

•	The company will also explore strategic options for industrial and commercial product assets and certain smaller consumer businesses.

•	Execution of these strategic options is expected to result in a significant reduction in operational complexity, including a 50 percent reduction in the company’s global factory and warehouse footprint, a 50 percent reduction in its customer base and the consolidation of 80% of global sales on two ERP platforms by the end of 2019.

•	Portfolio optimization efforts expected to generate approximately $6 billion in after tax proceeds, with roughly two-thirds of those proceeds to be used for debt reduction and the remaining one-third available for additional share repurchases.

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Fourth Quarter 2017 Operating Results

Net sales declined 9.5 percent to $3.7 billion, reflecting the negative impact from divestitures, net of acquisitions. Core sales declined 1.9 percent.

Reported gross margin was 32.8 percent compared with 36.8 percent in the prior year reflecting the mix effect of significantly lower Writing sales and the absence of the higher margin divested Tools business, unfavorable pricing, commodity and transportation cost inflation, reduced fixed cost absorption due to less production time on self-manufactured products related to significant improvement in inventory days on hand as compared with the prior quarter, and increased investment in e-commerce. These headwinds were partially offset by $33 million of synergies and cost savings in cost of goods sold. Normalized gross margin was 33.0 percent compared with 37.2 percent in the prior year.

Reported operating income was $323 million, or 8.6 percent of sales, compared with $513 million, or 12.4 percent of sales, in the prior year, reflecting the loss of approximately $70 million from divested businesses and increased investment in e-commerce, partially offset by synergies and cost savings of $75 million and the benefit of a lower management bonus accrual. Normalized operating income was $502 million compared with $676 million in the prior year. Normalized operating margin was 13.4 percent compared to 16.3 percent in the prior year.

The reported tax rate for the quarter was a benefit of 715.4 percent compared with a 57.7 percent rate in the prior year, primarily driven by U.S. tax reform-related benefits and expenses including the recognition of a $1.5 billion benefit related to the revaluation of the company’s deferred tax liability for the change in the U.S. tax rate from 35 percent to 21 percent, partially offset by a $195 million tax expense relating to the mandatory repatriation tax. The normalized tax rate was 12.0 percent, compared with 29.8 percent in the prior year. The year over year improvement reflects current year discrete benefits exceeding those in the prior year and the geographic mix effect of earnings.

The company reported net income of $1.7 billion compared with $166 million in the prior year, primarily attributable to the tax benefit. Reported diluted earnings per share were $3.38 compared with $0.34 in the prior year. Normalized net income was $335 million, or $0.68 per share, compared with $390 million, or $0.80 per share, in the prior year.

Operating cash flow was $990 million, reflecting favorable working capital movements primarily driven by significant improvement in inventory days on hand. Operating cash flow in the prior year was $992 million.

A reconciliation of reported results to normalized results is included in the appendix.

Fourth Quarter 2017 Operating Segment Results

The Live segment generated net sales of $1.72 billion, a 2.7 percent increase compared with $1.68 billion in the prior year. Core sales declined 1.8 percent, as growth in Home Fragrance and Fresh Preserving was offset by declines in Appliances and in Baby, which was impacted by inventory destocking at a leading baby retailer related to its reorganization proceedings. Reported operating income was $245 million compared with $305 million in the prior year. Reported operating margin was 14.2 percent of sales compared with 18.2 percent of sales in the prior year. The contraction is largely related to resin and transportation cost inflation related to hurricane disruption in the U.S., negative net pricing and lower fixed cost absorption related to manufacturing downtime taken in order to reduce finished goods inventories, partially offset by the benefit of a lower management bonus accrual. Normalized operating income was $271 million versus $328 million last year. Normalized operating margin was 15.7 percent of sales compared with 19.5 percent in the prior year.

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The Learn segment generated net sales of $551 million, an 8.9 percent decline compared with $605 million in the prior year. Core sales declined 9.7 percent, with growth from Jostens offset by a double-digit decline in Writing related to retailer inventory destocking in the office superstore and distributive channels and a significant trade terms dispute with one of Writing’s large customers in the U.S. resulting in a period of stopped shipments. Lost sales associated with this customer accounted for the vast majority of the global Writing core sales decline versus prior year. Reported operating income was $50.7 million compared with $98.1 million in the prior year. Reported operating margin was 9.2 percent of sales compared with 16.2 percent in the prior year. Normalized operating income was $66.3 million compared with $117 million in the prior year. Normalized operating margin was 12.0 percent of sales compared with 19.4 percent last year, with the decline driven by the impact of lower sales volume, negative mix and lower fixed cost absorption related to manufacturing downtime taken in order to reduce finished goods inventories, partially offset by the benefit of a lower management bonus accrual.

The Work segment generated net sales of $705 million, a 3.0 percent decline compared with $727 million in the prior year. Core sales declined 1.2 percent, as continued strong growth from Waddington and Safety & Security was more than offset by softness in the Consumer and Commercial Solutions business. Reported operating income was $109 million compared with $113 million in the prior year. Reported operating margin was 15.5 percent of sales, unchanged compared with the prior year. Normalized operating income was $124 million versus $125 million last year. Normalized operating margin was 17.6 percent of sales compared with 17.1 percent last year, as the benefit of cost synergies, positive pricing, positive mix and a lower management bonus accrual more than offset resin and transportation cost inflation related to the hurricane disruption.

The Play segment generated net sales of $563 million, a 6.6 percent increase compared with $529 million in the prior year. Core sales grew 5.4 percent, reflecting strong growth on Coleman, Contigo, Marmot and Team Sports partially offset by declines on Fishing. Reported operating income was $51.1 million compared with $37.6 million in the prior year. Reported operating margin was 9.1 percent of sales versus 7.1 percent in the prior year. Normalized operating income was $61.7 million versus $48.8 million in the prior year. Normalized operating margin was 11.0 percent of sales compared with 9.2 percent last year. The improvement is largely due to the benefit of positive mix, cost synergies and a lower management bonus accrual in 2018.

The Other segment generated net sales of $198 million, a decline of 66.7 percent compared with $596 million in the prior year largely due to the divestitures of the Tools, Winter Sports, Fire Starter and Fire Log, and Cordage businesses. Core sales declined 0.8 percent, as growth in the Process Solutions business was offset by weakness in Home & Family. Reported operating income was $27.4 million compared with operating income of $93.1 million in the prior year. Reported operating margin was 13.8 percent of sales, compared with 15.6 percent in the prior year. Normalized operating income was $40.7 million versus $111 million last year. Normalized operating margin was 20.5 percent of sales compared with 18.7 percent last year. The decrease in income relates largely to the lost earnings associated with divested businesses and the increase in normalized margin reflects improved product mix and the impact of cost synergies.

Full Year 2017 Results

Newell Brands completed the Jarden acquisition on April 15, 2016 and as a result the first quarter of 2016 and the first two weeks of April 2016 reflect the legacy Newell Rubbermaid results only.

Net sales for the full year ended December 31, 2017 were $14.7 billion, an increase of 11.1 percent compared with $13.3 billion in the prior year. Core sales increased 0.8 percent.

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Reported gross margin was 34.5 percent, compared with 33.2 percent in the prior year. Normalized gross margin was 34.9 percent, compared with 37.0 percent in the prior year.

Full year 2017 reported operating income was $1.2 billion compared with $1.1 billion in the prior year. Reported operating margin was 8.3 percent, unchanged compared with the prior year. Normalized operating income was $2.09 billion compared with $2.06 billion in the prior year. Normalized operating margin was 14.2 percent compared with 15.6 percent in the prior year.

Reported net income was $2.7 billion compared with $528 million in the prior year. Reported diluted earnings per share were $5.63 compared with $1.25 in the prior year. Normalized net income was $1.3 billion compared to $1.2 billion in the prior year. Normalized diluted earnings per share were $2.75 compared with $2.89 in the prior year.

Operating cash flow was $932 million.

A reconciliation of reported results to normalized results is included in the appendix.

Outlook for the Twelve Months Ending December 31, 2018

For full year 2018, Newell Brands announced initial net sales guidance and reaffirmed its normalized EPS and operating cash flow guidance as follows:

2018 Full Year Outlook
Net Sales	$14.4bn to $14.8bn
Normalized Earnings per Share	$2.65 to $2.85
Operating Cash Flow	$1.15bn to $1.45bn

The company also reaffirmed that it expects to grow market share in its core categories and geographies in 2018, with core sales growth despite continued retailer inventory reductions.

The company’s 2018 guidance assumes continued ownership of all businesses for the entire calendar year. The company’s outlook assumes the successful Chapter 11 restructuring of its largest Baby customer including recently published store closures and the resolution of its ongoing trade terms dispute with a top Writing customer by the second quarter of 2018.

Core sales in 2018 will be calculated on a constant currency basis in line with industry practice. Core sales guidance excludes the impact of foreign currency, acquisitions until their first anniversary and completed divestitures.

Full year 2018 weighted average share count is projected at approximately 489 million shares and the full year 2018 tax rate is projected at 20 to 21 percent. The company excludes the amortization of intangible assets associated with acquisitions from its calculation of normalized earnings per share. Net sales guidance reflects new revenue recognition standards implemented January 1, 2018, resulting in a reduction in net sales of approximately $300 million with no earnings impact.

The company has presented forward-looking statements regarding normalized earnings per share for 2018, which is a non-GAAP financial measure. This non–GAAP financial measure is derived by excluding certain amounts, expenses or income from the corresponding financial measure determined in accordance with GAAP. The

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determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. The unavailable information could have a significant impact on the company’s full-year 2018 GAAP financial results.

Conference Call

The company’s fourth quarter 2017 earnings conference call will be held today, February 16, 2018, at 8:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition), planned or completed divestitures, retail store openings and closings, and changes in foreign currency from year-over-year comparisons. As reflected in the Core Sales Analysis, the effect of foreign currency on 2016 and 2017 reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” net income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

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The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and Corporate Communications	Director, External Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

or

Ed Trissel,
Joele Frank, Wilkinson Brimmer Katcher
+1 (212) 355-4449
etrissel@joelefrank.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	uncertainties regarding future actions that may be taken by Starboard Value and Opportunity Master Fund Ltd. (“Starboard”) in furtherance of its stated intention to nominate director candidates for election at our 2018 annual meeting;

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•	potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	our ability to effectively accelerate its transformation plan and explore and execute its strategic options;

•	our ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems or related controls;

•	future events that could adversely affect the value of our assets and require impairment charges;

•	the impact of United States and foreign regulations on our operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in millions, except per share data)

	For the three months ended December 31,			For the twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net sales	$3,743.1	$4,135.9	(9.5)%	$14,742.2	$13,264.0	11.1%
Cost of products sold	2,514.0	2,613.2		9,652.9	8,865.2

GROSS PROFIT	1,229.1	1,522.7	(19.3)%	5,089.3	4,398.8	15.7%
% of sales	32.8%	36.8%		34.5%	33.2%
Selling, general and administrative expenses	876.2	976.4	(10.3)%	3,666.7	3,223.8	13.7%
	23.4%	23.6%		24.9%	24.3%
Restructuring costs, net	29.7	33.2		111.9	74.9
Impairment of goodwill, intangibles and other assets	—	—		85.0	—

OPERATING INCOME	323.2	513.1	(37.0)%	1,225.7	1,100.1	11.4%
% of sales	8.6%	12.4%		8.3%	8.3%
Nonoperating expenses:
Interest expense, net	115.9	123.9		468.9	404.5
Loss on extinguishment of debt	—	0.5		32.3	47.6
Other (income) expense, net	4.6	(3.8)		(704.5)	(166.5)

	120.5	120.6		(203.3)	285.6

INCOME BEFORE INCOME TAXES	202.7	392.5	(48.4)%	1,429.0	814.5	75.4%

% of sales	5.4%	9.5%		9.7%	6.1%
Income tax expense (benefit)	(1,450.2)	226.6		(1,319.8)	286.0
Effective rate	(715.4)%	57.7%		(92.4)%	35.1%

INCOME FROM CONTINUING OPERATIONS	1,652.9	165.9	896.3%	2,748.8	528.5	420.1%

% of sales	44.2%	4.0%		18.6%	4.0%
Loss from discontinued operations, net of tax	—	(0.3)		—	(0.7)

NET INCOME	$1,652.9	$165.6	898.1%	$2,748.8	$527.8	420.8%

% of sales	44.2%	4.0%		18.6%	4.0%
Weighted average common shares outstanding:
Basic	488.1	484.1		486.7	421.3
Diluted	488.8	485.9		488.0	423.1
Earnings (loss) per share:
Basic:
Income from continuing operations	$3.39	$0.34		$5.65	$1.25
Loss from discontinued operations	—	—		—	—

Net income	$3.39	$0.34	897.1%	$5.65	$1.25	352.0%
Diluted:
Income from continuing operations	$3.38	$0.34		$5.63	$1.25
Loss from discontinued operations	—	—		—	—

Net income	$3.38	$0.34	894.1%	$5.63	$1.25	350.4%
Dividends per share	$0.23	$0.19		$0.88	$0.76

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS

in Millions

	At December 31, 2017	At December 31, 2016

Assets
Current assets
Cash and cash equivalents	$485.7	$587.5
Accounts receivable, net	2,674.0	2,746.9
Inventories, net	2,498.8	2,116.0
Prepaid expenses and other current assets	415.5	288.4
Assets held for sale	4.0	1,745.7

Total current assets	6,078.0	7,484.5
Property, plant and equipment, net	1,707.5	1,543.4
Goodwill	10,560.1	10,218.9
Other intangible assets, net	14,236.0	14,111.8
Deferred income taxes	151.2	95.3
Other assets	402.7	383.6

TOTAL ASSETS	$33,135.5	$33,837.5

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,761.6	$1,518.9
Accrued compensation	187.0	365.8
Other accrued liabilities	1,705.4	1,464.9
Short-term debt and current portion of long-term debt	662.8	601.9
Liabilities held for sale	—	340.5

Total current liabilities	4,316.8	4,292.0
Long-term debt	9,889.6	11,290.9
Deferred income taxes	3,307.0	5,082.8
Other non-current liabilities	1,440.8	1,787.4

Total liabilities	$18,954.2	$22,453.1

Stockholders’ equity
Total stockholders’ equity attributable to parent	14,144.7	11,348.8
Total stockholders’ equity attributable to non-controlling interests	36.6	35.6

Total stockholders’ equity	$14,181.3	$11,384.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,135.5	$33,837.5

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in Millions

	For the twelve months ended December 31,
	2017	2016
Operating Activities
Net income	$2,748.8	$527.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	635.6	437.2
Impairment of goodwill, intangibles and other assets	85.0	—
Gain from sale of businesses, net	(713.0)	(161.1)
Loss on extinguishment of debt	(1.9)	47.6
Deferred income taxes	(1,781.8)	33.4
Stock based compensation expense	70.9	63.9
Pension settlement charge	(2.4)	2.7
Other, net	11.0	44.7
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	288.7	(324.5)
Inventories	(350.4)	784.6
Accounts payable	211.0	282.0
Accrued liabilities and other	(269.5)	102.1

Net cash provided by operating activities	$932.0	$1,840.4
Investing Activities
Proceeds from sale of divested businesses	2,106.9	227.2
Acquisitions and acquisition-related activities	(634.3)	(8,635.2)
Capital expenditures	(406.2)	(441.4)
Other investing activities	12.1	24.6

Net cash provided by (used in) investing activities	$1,078.5	$(8,824.8)
Financing Activities
Net short term borrowings	111.8	(641.4)
Proceeds from issuance of debt, net of debt issuance costs	—	9,414.6
Payments on long-term debt	(1,512.2)	(1,100.0)
Repurchase and retirement of shares of common stock	(152.4)	—
Cash dividends	(428.6)	(328.6)
Payments to dissenting shareholders	(161.6)	—
Option proceeds net of repurchase of restricted shares for vesting	(18.6)	(16.1)

Net cash provided by (used in) financing activities	$(2,161.6)	$7,328.5
Exchange rate effect on cash and cash equivalents	49.3	(31.4)

Increase (decrease) in cash and cash equivalents	(101.8)	312.7
Cash and cash equivalents at beginning of period	587.5	274.8

Cash and cash equivalents at end of period	$485.7	$587.5

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

in Millions

	For the three months ended December 31, 2017						For the three months ended December 31, 2016						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [1]	Income	Margin	Net Sales	Income	Margin	Items [2]	Income	Margin	$	%	$	%
LIVE	1,724.8	244.7	14.2%	26.1	270.8	15.7%	1,679.8	305.1	18.2%	23.1	328.2	19.5%	45.0	2.7%	(57.4)	(17.5)%
LEARN	551.4	50.7	9.2%	15.6	66.3	12.0%	605.0	98.1	16.2%	19.2	117.3	19.4%	(53.6)	(8.9)%	(51.0)	(43.5)%
WORK	705.2	109.0	15.5%	15.0	124.0	17.6%	726.9	113.0	15.5%	11.6	124.6	17.1%	(21.7)	(3.0)%	(0.6)	(0.5)%
PLAY	563.3	51.1	9.1%	10.6	61.7	11.0%	528.5	37.6	7.1%	11.2	48.8	9.2%	34.8	6.6%	12.9	26.4%
OTHER	198.4	27.4	13.8%	13.3	40.7	20.5%	595.7	93.1	15.6%	18.1	111.2	18.7%	(397.3)	(66.7)%	(70.5)	(63.4)%
RESTRUCTURING	—	(29.7)	—%	29.7	—	—%	—	(33.2)	—%	33.2	—	—%	—	—%	—	—%
CORPORATE	—	(130.0)	—%	68.2	(61.8)	—%	—	(100.6)	—%	46.6	(54.0)	—%	—	—%	(7.8)	(14.4)%

	$3,743.1	$323.2	8.6%	$178.5	$501.7	13.4%	$4,135.9	$513.1	12.4%	$163.0	$676.1	16.3%	$(392.8)	(9.5)%	$(174.4)	(25.8)%

	For the twelve months ended December 31, 2017						For the twelve months ended December 31, 2016						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [3]	Income	Margin	Net Sales	Income	Margin	Items [4]	Income	Margin	$	%	$	%
LIVE	5,553.5	571.6	10.3%	115.7	687.3	12.4%	4,575.1	475.7	10.4%	218.0	693.7	15.2%	978.4	21.4%	(6.4)	(0.9)%
LEARN	2,773.9	511.1	18.4%	95.2	606.3	21.9%	2,539.4	540.5	21.3%	107.5	648.0	25.5%	234.5	9.2%	(41.7)	(6.4)%
WORK	2,794.8	415.0	14.8%	52.1	467.1	16.7%	2,369.2	297.5	12.6%	97.7	395.2	16.7%	425.6	18.0%	71.9	18.2%
PLAY	2,583.9	264.9	10.3%	44.1	309.0	12.0%	1,871.1	41.3	2.2%	175.5	216.8	11.6%	712.8	38.1%	92.2	42.5%
OTHER	1,036.1	11.0	1.1%	139.5	150.5	14.5%	1,909.2	182.3	9.5%	96.0	278.3	14.6%	(873.1)	(45.7)%	(127.8)	(45.9)%
RESTRUCTURING	—	(111.9)	—%	111.9	—	—%	—	(74.9)	—%	74.9	—	—%	—	—%	—	—%
CORPORATE	—	(436.0)	—%	307.7	(128.3)	—%	—	(362.3)	—%	195.0	(167.3)	—%	—	—%	39.0	23.3%

	$14,742.2	$1,225.7	8.3%	$866.2	$2,091.9	14.2%	$13,264.0	$1,100.1	8.3%	$964.6	$2,064.7	15.6%	$1,478.2	11.1%	$27.2	1.3%

[1]	The three months ended December 31, 2017, excluded items consist of $6.2 million of costs associated with Project Renewal (including $1.7 million of restructuring costs); $2.4 million of costs related to the fair value step-up of inventory related to the Chesapeake® acquisition; $95.1 million of costs (including $28.0 million of restructuring costs) primarily related to the Jarden integration; $7.1 million of transaction related costs; $2.5 million of divestiture costs, primarily related to the divestiture of the Tools business (excluding Dymo® Industrial) and Winter Sports business; $(3.6) million of fire-related recoveries; $(2.0) million reversal of previously recognized bad debt related to a customer in the Baby business; $2.2 million of consulting expenses for new accounting standards adoption; and $68.6 million of amortization of acquisition-related intangible assets.
[2]	The three months ended December 31, 2016, excluded items consist of $9.3 million (including a $3.1 million reversal of restructuring costs) associated with Project Renewal; $88.0 million of costs (including $36.3 million of restructuring costs) primarily related to acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden; $7.5 million of transaction and related costs associated with the Jarden transaction; $5.8 million of costs associated with the divestiture of Décor; $0.2 million related to Graco® product recall and $52.2 million of amortization of acquisition-related intangible assets.
[3]	The twelve months ended December 31, 2017, excluded items consist of $34.5 million of costs associated with Project Renewal (including $19.4 million of restructuring costs); $10.7 million of costs related to the fair value step-up of inventory related to the WoodWick® (Smith Mountain Industries), Sistema® and Chesapeake® acquisitions; $359.0 million of costs (including $92.5 million of restructuring costs) primarily related to the Jarden integration; $27.4 million of transaction related costs; $34.9 million of divestiture costs, primarily related to the divestiture of Tools business (excluding Dymo® Industrial), Lehigh®, Fire Building business and the Winter Sports business; $14.6 million of fire-related losses and costs, net of recoveries in the Writing business; $13.0 million of bad debt related to a customer in the Baby business; $2.2 million of consulting expenses for new accounting standards adoption; $284.9 million of amortization of acquisition-related intangible assets and $85.0 million of impairment charges primarily associated with assets of businesses held for sale.
[4]	The twelve months ended December 31, 2016, excluded items consist of $60.0 million (including $9.9 million of restructuring costs) associated with Project Renewal; $479.5 million of non-cash charges related to the fair value step-up of inventory related to the Jarden acquisition; $199.6 million of costs (including $65.0 million of restructuring costs) primarily related to acquisition and integration of Elmer’s®, Ignite Holdings, LLC, and Jarden; $61.7 million of transaction and related costs associated with the Jarden transaction; $8.4 million of costs associated with the divestiture of Décor; $0.7 million related to Graco® product recall and $154.7 million of amortization of acquisition-related intangible assets.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended December 31, 2017
	GAAP Measure	Project Renewal Costs [1]			Inventory step	Integration	Acquisition amortization	Transaction and related	Divestiture	Other non-recurring	Net gain/(loss) on sale of	Non-recurring tax items	Non-GAAP Measure
		Advisory	Personnel	Other										Percentage
	Reported	costs	costs	costs	up [2]	costs [3]	costs [4]	costs [5]	costs [6]	items [7]	businesses [8]	[10]	Normalized*	of Sales
Cost of products sold	$2,514.0	$—	$(0.4)	$—	$(2.4)	$(5.7)	$(3.0)	$—	$—	$3.6	$—	$—	$2,506.1	67.0%
Gross profit	1,229.1	—	0.4	—	2.4	5.7	3.0	—	—	(3.6)	—	—	1,237.0	33.0%
Selling, general and administrative expenses	876.2	(1.5)	(2.5)	(0.1)	—	(61.4)	(65.6)	(7.1)	(2.5)	(0.2)	—	—	735.3	19.6%
Restructuring costs	29.7	—	—	(1.7)	—	(28.0)	—	—	—	—	—	—	—
Impairment charges	—	—	—	—	—	—	—	—	—	—	—	—	—
Operating income (loss)	323.2	1.5	2.9	1.8	2.4	95.1	68.6	7.1	2.5	(3.4)	—	—	501.7	13.4%
Non-operating (income) expenses	120.5	—	—	—	—	—	—	—	—	—	0.7	—	121.2
Income before income taxes	202.7	1.5	2.9	1.8	2.4	95.1	68.6	7.1	2.5	(3.4)	(0.7)	—	380.5
Income taxes [11]	(1,450.2)	0.6	1.2	1.1	1.0	44.4	31.4	2.6	1.8	1.1	(18.8)	1,429.5	45.7
Net income (loss) from continuing operations	1,652.9	0.9	1.7	0.7	1.4	50.7	37.2	4.5	0.7	(4.5)	18.1	(1,429.5)	334.8
Net income (loss)	1,652.9	0.9	1.7	0.7	1.4	50.7	37.2	4.5	0.7	(4.5)	18.1	(1,429.5)	334.8
Diluted earnings per share**	$3.38	$—	$—	$—	$—	$0.10	$0.08	$0.01	$—	$(0.01)	$0.04	$(2.92)	$0.68

	For the three months ended December 31, 2016
	GAAP Measure	Project Renewal Costs [1]			Integration	Acquisition amortization	Transaction and related	Divestiture	Product recall	Net gain/(loss) on sale of	Discontinued operations	Non-recurring tax items	Non-GAAP Measure
		Advisory	Personnel	Other										Percentage
	Reported	Costs	Costs	Costs	costs [3]	costs [4]	costs [5]	costs [6]	costs [7]	business [8]	[9]	[10]	Normalized*	of Sales
Cost of products sold	$2,613.2	$0.5	$(1.4)	$(6.2)	$(4.5)	$(3.1)	$—	$—	$—	$—	$—	$—	$2,598.5	62.8%
Gross profit	1,522.7	(0.5)	1.4	6.2	4.5	3.1	—	—	—	—	—	—	1,537.4	37.2%
Selling, general & administrative expenses	976.4	(1.5)	(1.7)	(2.1)	(47.2)	(49.1)	(7.5)	(5.8)	(0.2)	—	—	—	861.3	20.8%
Restructuring costs	33.2	—	—	3.1	(36.3)	—	—	—	—	—	—	—	—
Operating income (loss)	513.1	1.0	3.1	5.2	88.0	52.2	7.5	5.8	0.2	—	—	—	676.1	16.3%
Non-operating (income) expenses	120.6	—	—	—	(0.5)	—	—	—	—	0.7	—	—	120.8
Income (loss) before income taxes	392.5	1.0	3.1	5.2	88.5	52.2	7.5	5.8	0.2	(0.7)	—	—	555.3
Income taxes [11]	226.6	1.1	2.6	2.4	40.1	19.0	14.6	2.4	0.1	(0.3)	—	(143.2)	165.4
Net income (loss) from continuing operations	165.9	(0.1)	0.5	2.8	48.4	33.2	(7.1)	3.4	0.1	(0.4)	—	143.2	389.9
Net income (loss)	165.6	(0.1)	0.5	2.8	48.4	33.2	(7.1)	3.4	0.1	(0.4)	0.3	143.2	389.9
Diluted earnings per share**	$0.34	$—	$—	$0.01	$0.10	$0.07	$(0.01)	$0.01	$—	$—	$—	$0.29	$0.80

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]	Costs associated with Project Renewal during the three months ended December 31, 2017 include $4.5 million of project-related costs and $1.7 million of restructuring costs, and those associated with Project Renewal during the three months ended December 31, 2016 include $12.4 million of project-related costs and $(3.1) million reversal of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.
[2]	During the three months ended December 31, 2017, the Company recognized $2.4 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake® acquisition.
[3]	During the three months ended December 31, 2017, the Company incurred $95.1 million of costs (including $28.0 million of restructuring costs) primarily associated with the Jarden integration. During the three months ended December 31, 2016, the Company incurred $88.0 million of costs (including $36.3 million of restructuring costs) which primarily represents personnel and advisory costs associated with the integration of Jarden. During the three months ended December 31, 2016, the Company incurred a $0.5 million loss related to the extinguishment of debt related to the Jarden transaction.
[4]	During the three months ended December 31, 2017 and 2016, the Company incurred acquisition amortization costs of $68.6 million and $52.2 million, respectively.
[5]	During the three months ended December 31, 2017, the Company recognized $7.1 million of transaction and related costs, primarily associated with the Sistema® and Chesapeake® acquisitions. During the three months ended December 31, 2016, the Company recognized $7.5 million of transaction and related costs associated with the Jarden transaction.
[6]	During the three months ended December 31, 2017, the Company recognized $2.5 million of transaction and related costs primarily associated with the divestiture of the Winter Sports business. During the three months ended December 31, 2016, the Company recognized $5.8 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling).
[7]	During the three months ended December 31, 2017, the Company reversed $(3.6) million for recoveries of fire-related net of losses and costs, in the Writing business; $(2.0) million of reversal of previously recognized bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption. During the three months ended December 31, 2016, the Company recorded $0.2 million of charges associated with the Graco® recall.
[8]	During the three months ended December 31, 2017, the Company recognized net gains of $0.7 million related to sale of businesses and $18.8M of tax expense related to the refinement of estimated taxes on sale of businesses and the impact of tax reform.
[9]	During the three months ended December 31, 2016, the Company recognized a net loss of $0.3 million in discontinued operations.
[10]	During the three months ended December 31, 2017, the Company recognized a benefit of $1.5 billion related to tax reform due to the revaluation of its deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings. During the three months ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles.
[11]	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the twelve months ended December 31, 2017
	GAAP Measure	Project Renewal Costs [1]			Inventory step	Integration	Acquisition amortization	Transaction and related	Divestiture	Other Non-recurring	Loss on extinguishment	Net gain/(loss) on sale of	Non-recurring tax items	Non-GAAP Measure
		Advisory	Personnel	Other											Percentage
	Reported	costs	costs	costs	up [2]	costs [3]	costs [4]	costs [5]	costs [6]	Items [7]	of debt [8]	businesses [9]	[11]	Normalized*	of Sales
Cost of products sold	$9,652.9	$—	$(2.6)	$—	$(10.7)	$(20.0)	$(11.7)	$—	$—	$(14.6)	$—	$—	$—	$9,593.3	65.1%
Gross profit	5,089.3	—	2.6	—	10.7	20.0	11.7	—	—	14.6	—	—	—	5,148.9	34.9%
Selling, general and administrative expenses	3,666.7	(4.4)	(7.5)	(0.6)	—	(246.5)	(273.2)	(27.4)	(34.9)	(15.2)	—	—	—	3,057.0	20.7%
Restructuring costs	111.9	—	—	(19.4)	—	(92.5)	—	—	—	—	—	—	—	—
Impairment charges	85.0	—	—	—	—	—	(85.0)	—	—	—	—	—	—	—
Operating income (loss)	1,225.7	4.4	10.1	20.0	10.7	359.0	369.9	27.4	34.9	29.8	—	—	—	2,091.9	14.2%
Non-operating (income) expenses	(203.3)	—	—	—	—	—	—	(2.0)	—	—	(32.3)	713.0	—	475.4
Income before income taxes	1,429.0	4.4	10.1	20.0	10.7	359.0	369.9	29.4	34.9	29.8	32.3	(713.0)	—	1,616.5
Income taxes [12]	(1,319.8)	1.6	3.7	7.4	3.9	136.1	134.7	10.2	12.8	10.9	10.4	(166.1)	1,429.5	275.3
Net income (loss) from continuing operations	2,748.8	2.8	6.4	12.6	6.8	222.9	235.2	19.2	22.1	18.9	21.9	(546.9)	(1,429.5)	1,341.2
Net income (loss)	2,748.8	2.8	6.4	12.6	6.8	222.9	235.2	19.2	22.1	18.9	21.9	(546.9)	(1,429.5)	1,341.2
Diluted earnings per share**	$5.63	$0.01	$0.01	$0.03	$0.01	$0.46	$0.48	$0.04	$0.05	$0.04	$0.04	$(1.12)	$(2.93)	$2.75

	For the twelve months ended December 31, 2016
	GAAP Measure	Project Renewal Costs [1]			Inventory step	Integration	Acquisition amortization	Transaction and related	Divestiture	Product recall	Net gain/(loss) on sale of	Discontinued	Non-recurring tax items	Non-GAAP Measure
		Advisory	Personnel	Other											Percentage
	Reported	Costs	Costs	Costs	up [2]	costs [3]	costs [4]	costs [5]	costs [6]	costs [7]	business [9]	operations [10]	[10]	Normalized*	of Sales
Cost of products sold	$8,865.2	$(0.2)	$(6.3)	$(7.1)	$(479.5)	$(5.1)	$(8.9)	$—	$—	$—	$—	$—	$—	$8,358.1	63.0%
Gross profit	4,398.8	0.2	6.3	7.1	479.5	5.1	8.9	—	—	—	—	—	—	4,905.9	37.0%
Selling, general & administrative expenses	3,223.8	(9.3)	(20.0)	(7.2)	—	(129.5)	(145.8)	(61.7)	(8.4)	(0.7)	—	—	—	2,841.2	21.4%
Restructuring costs	74.9	—	—	(9.9)	—	(65.0)	—	—	—	—	—	—	—	—
Operating income (loss)	1,100.1	9.5	26.3	24.2	479.5	199.6	154.7	61.7	8.4	0.7	—	—	—	2,064.7	15.6%
Non-operating (income) expenses	285.6	—	—	—	—	(64.4)	—	—	—	—	160.2	—	—	381.4
Income (loss) before income taxes	814.5	9.5	26.3	24.2	479.5	264.0	154.7	61.7	8.4	0.7	(160.2)	—	—	1,683.3
Income taxes [12]	286.0	3.6	10.0	9.2	168.1	96.2	52.6	32.9	3.2	0.3	(59.3)	—	(143.2)	459.6
Net income (loss) from continuing operations	528.5	5.9	16.3	15.0	311.4	167.8	102.1	28.8	5.2	0.4	(100.9)	—	143.2	1,223.7
Net income (loss)	527.8	5.9	16.3	15.0	311.4	167.8	102.1	28.8	5.2	0.4	(100.9)	0.7	143.2	1,223.7
Diluted earnings per share**	$1.25	$0.01	$0.04	$0.04	$0.74	$0.39	$0.24	$0.07	$0.01	$—	$(0.24)	$—	$0.34	$2.89

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]	Costs associated with Project Renewal during the twelve months ended December 31, 2017 include $15.1 million of project-related costs and $19.4 million of restructuring costs, and those associated with Project Renewal during the year ended December 31, 2016 include $50.1 million of project-related costs and $9.9 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.
[2]	During the twelve months ended December 31, 2017, the Company recognized $10.7 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake®, Sistema® and WoodWick® (Smith Mountain Industries) acquisitions. During the twelve months ended December 31, 2016, the Company recognized $479.5 million of non-cash charges related to the fair value step up of inventory related to the Jarden acquisition.
[3]	During the twelve months ended December 31, 2017, the Company incurred $359.0 million of costs (including $92.5 million of restructuring costs) primarily associated with the Jarden integration. During the year ended December 31, 2016, the Company incurred $199.6 million of costs (including $65.0 million of restructuring costs) associated with the integration of Jarden, Elmer’s, Ignite Holdings, LLC, which primarily represent personnel and advisory costs associated with the integration of Jarden. In addition, the Company recognized a $47.6 million loss associated with the termination of the Jarden Bridge Facility and $16.8 million of interest costs associated with borrowing arrangements for the Jarden transaction.
[4]	During the twelve months ended December 31, 2017 and 2016, the Company incurred acquisition amortization costs of $284.9 million and $154.7 million, respectively. During the twelve months ended December 31, 2017, the Company recognized $85.0 million of impairment charges, primarily associated with assets of the Winter Sports and Fire building businesses held for sale.
[5]	During the twelve months ended December 31, 2017, the Company recognized $29.4 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema® acquisition. During the twelve months ended December 31, 2016, the Company recognized $61.7 million of transaction and related costs associated with the Jarden transaction.
[6]	During the twelve months ended December 31, 2017, the Company recognized $34.9 million of transaction and related costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling), and the Winter Sports businesses. During the twelve months ended December 31, 2016, the Company recognized $8.4 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling).
[7]	During the twelve months ended December 31, 2017, the Company incurred $14.6 million of fire-related losses and costs, net of recoveries, in the Writing business; $13.0 million of bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption. During the twelve months ended December 31, 2016, the Company recorded $0.7 million of charges associated with the Graco® recall.
[8]	During the twelve months ended December 31, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs.
[9]	During the twelve months ended December 31, 2017 and 2016, the Company recognized $713.0 million of net gains related to the sale of businesses, primarily Tools and Winter Sports businesses, and $160.2 million related to the divestiture of Décor, respectively. During the twelve months ended December 31, 2017, the Company recognized $166.1 million of net tax expense attributed to the gain on sale, withholding taxes, and outside basis differences primarily related to the dispositions of the Tools and Winter Sports businesses.
[10]	During the twelve months ended December 31, 2016, the Company recognized net loss of $0.7 million in discontinued operations.
[11]	During the twelve months ended December 31, 2017, the Company recognized a benefit of $1.5 billion related to tax reform due to the revaluation of its deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax ; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings. During the twelve months ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles.
[12]	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Core Sales Analysis by Segment - Actual and Adjusted Pro Forma Basis (Unaudited)

For the three months ended December 31, 2017 and 2016

											in Millions
	December 31, 2017					December 31, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
LIVE	1,724.8	(73.4)	1,651.4	(9.9)	1,641.5	1,679.8	(20.3)	1,659.5	12.2	1,671.7	(30.2)	(1.8)%
LEARN	551.4	—	551.4	(5.9)	545.5	605.0	—	605.0	(0.6)	604.4	(58.9)	(9.7)%
WORK	705.2	(10.1)	695.1	(8.3)	686.8	726.9	(35.7)	691.2	4.2	695.4	(8.6)	(1.2)%
PLAY	563.3	—	563.3	(5.0)	558.3	528.5	(0.2)	528.3	1.5	529.8	28.5	5.4%
OTHER	198.4	0.3	198.7	(0.4)	198.3	595.7	(397.9)	197.8	2.1	199.9	(1.6)	(0.8)%

TOTAL COMPANY	$3,743.1	$(83.2)	$3,659.9	$(29.5)	$3,630.4	$4,135.9	$(454.1)	$3,681.8	$19.4	$3,701.2	$(70.8)	(1.9)%

Core Sales Analysis by Geography - Actual and Adjusted Pro Forma Basis (Unaudited)

	December 31, 2017					December 31, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
NORTH AMERICA	2,846.0	(47.1)	2,798.9	(9.4)	2,789.5	3,115.5	(265.7)	2,849.8	1.6	2,851.4	(61.9)	(2.2)%
EUROPE, MIDDLE EAST, AFRICA	461.4	(9.4)	452.0	(16.5)	435.5	566.9	(118.4)	448.5	15.8	464.3	(28.8)	(6.2)%
LATIN AMERICA	229.7	—	229.7	(2.1)	227.6	232.8	(25.8)	207.0	1.1	208.1	19.5	9.4%
ASIA PACIFIC	206.0	(26.7)	179.3	(1.5)	177.8	220.7	(44.2)	176.5	0.9	177.4	0.4	0.2%

TOTAL COMPANY	$3,743.1	$(83.2)	$3,659.9	$(29.5)	$3,630.4	$4,135.9	$(454.1)	$3,681.8	$19.4	$3,701.2	$(70.8)	(1.9)%

[1]	Includes pre-acquisition Jarden net sales from January 1, 2016.
[2]	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.
[3]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017, two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

NEWELL BRANDS INC.

Core Sales Analysis by Segment - Actual and Adjusted Pro Forma Basis (Unaudited)

For the twelve months ended December 31, 2017 and 2016

											in Millions
	December 31, 2017					December 31, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
LIVE	5,553.5	(314.0)	5,239.5	(11.3)	5,228.2	5,399.9	(179.1)	5,220.8	(0.2)	5,220.6	7.6	0.1%
LEARN	2,773.9	(1.1)	2,772.8	(5.1)	2,767.7	2,730.6	—	2,730.6	(11.0)	2,719.6	48.1	1.8%
WORK	2,794.8	(69.4)	2,725.4	(10.2)	2,715.2	2,798.9	(110.1)	2,688.8	(2.6)	2,686.2	29.0	1.1%
PLAY	2,583.9	(0.1)	2,583.8	(4.7)	2,579.1	2,549.7	(3.0)	2,546.7	(3.5)	2,543.2	35.9	1.4%
OTHER	1,036.1	(221.6)	814.5	1.8	816.3	2,181.1	(1,355.6)	825.5	(0.8)	824.7	(8.4)	(1.0)%

TOTAL COMPANY	$14,742.2	$(606.2)	$14,136.0	$(29.5)	$14,106.5	$15,660.2	$(1,647.8)	$14,012.4	$(18.1)	$13,994.3	$112.2	0.8%

Less: Jarden Acquisition						$(2,396.2)

2016 Net Sales (Reported)						$13,264.0

Core Sales Analysis by Geography - Actual and Adjusted Pro Forma Basis (Unaudited)

	December 31, 2017					December 31, 2016
	2017 Net Sales	Acquisitions/ Divestitures and	Net Sales	Currency	2017	2016 Net Sales	Divestitures	Net Sales	Currency	2016	Increase (Decrease) Core Sales
	(Reported)	Other, Net [3]	Base Business	Impact	Core Sales [2]	(Pro forma) [1]	[3]	Base Business	Impact	Core Sales [2]	$	%
NORTH AMERICA	11,295.6	(358.8)	10,936.8	(18.4)	10,918.4	12,011.9	(1,107.2)	10,904.7	(2.9)	10,901.8	16.6	0.2%
EUROPE, MIDDLE EAST, AFRICA	1,833.8	(96.6)	1,737.2	2.9	1,740.1	2,066.6	(314.5)	1,752.1	(11.8)	1,740.3	(0.2)	(0.0)%
LATIN AMERICA	771.4	(15.6)	755.8	(14.4)	741.4	764.7	(91.0)	673.7	(1.6)	672.1	69.3	10.3%
ASIA PACIFIC	841.4	(135.2)	706.2	0.4	706.6	817.0	(135.1)	681.9	(1.8)	680.1	26.5	3.9%

TOTAL COMPANY	$14,742.2	$(606.2)	$14,136.0	$(29.5)	$14,106.5	$15,660.2	$(1,647.8)	$14,012.4	$(18.1)	$13,994.3	$112.2	0.8%

Less: Jarden Acquisition						$(2,396.2)

2016 Net Sales (Reported)						$13,264.0

[1]	Includes pre-acquisition Jarden net sales from January 1, 2016.
[2]	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.
[3]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017, two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.